                                                                     EXHIBIT 12

                    ENTRAVISION COMMUNICATIONS CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                  Three Month Period
                                                              Year Ended December 31,              Ended March 31,
                                                  ----------------------------------------------  -----------------
                                                    2001      2000      1999      1998     1997     2002     2001
                                                  --------  --------  --------  -------  -------  -------  --------
                                                                        (dollars in thousands)
Fixed Charges:
    Interest expense............................. $ 22,265  $ 29,834  $  9,690  $ 8,386  $ 5,222  $ 6,665  $  6,815
    Non-cash interest expense....................       --    39,667     2,500       --       --       --        --
    Interest component in rent(1)................    6,960     2,820       667      400      333    1,836     1,790
    Accretion of preferred stock redemption
     value.......................................   10,117     2,449        --       --       --    2,449     1,421
    Capitalized interest.........................      250       122        39       --       --       17        99
                                                  --------  --------  --------  -------  -------  -------  --------
          Total fixed charges.................... $ 39,592  $ 74,892  $ 12,896  $ 8,786  $ 5,555  $10,967  $ 10,125
                                                  ========  ========  ========  =======  =======  =======  ========
Earnings Available For Fixed Charges:
    Loss before income taxes..................... $(88,821) $(94,960) $(40,078) $(3,492) $(4,695) $(5,686) $(30,428)
    Add: Fixed charges...........................   39,592    74,892    12,896    8,786    5,555   10,967    10,125
       Amortization of capitalized interest......        2         1         1       --       --        5         1
    Less: Accretion of preferred stock
       redemption value..........................  (10,117)   (2,449)       --       --       --   (2,449)   (1,421)
       Capitalized interest......................     (250)     (122)      (39)      --       --      (17)      (99)
                                                  --------  --------  --------  -------  -------  -------  --------
       Earnings available for fixed
        charges(1)............................... $(59,594) $(22,638) $(27,220) $ 5,294  $   860  $ 2,820  $(21,822)
                                                  ========  ========  ========  =======  =======  =======  ========
Ratio of earnings to fixed charges(2)............    (1.51)    (0.30)    (2.11)    0.60     0.15     0.26     (2.16)

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(1) Earnings available for fixed charges equals loss before income taxes, plus fixed charges and amortization of capitalized interest, less the accretion of preferred stock redemption value and capitalized interest. Fixed charges consist of interest expense (including amortization of debt costs relating to our indebtedness), non-cash interest expense, approximately one-third of rent expense as representative of the interest portion of rentals, capitalized interest and the accretion of our preferred stock's redemption value.

(2) Earnings were inadequate to cover fixed charges for the three month periods ended March 31, 2002 and 2001, and for each of the five years in the period ended December 31, 2001. Additional earnings would have been required to cover fixed charges for the three month periods ended March 31, 2002 and 2001 in the amount of (in thousands) $8,147 and $31,947, and for each of the five years in the period ended December 31, 2001, in the amount of (in thousands) 2001 $99,186; 2000 $97,530; 1999 $40,116; 1998 $3,492; and 1997
    $4,695.